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SENIOR EXECUTIVE EMPLOYMENT AGREEMENT
Between: CRAILAR TECHNOLOGIES INC. And: TED SANDERS Crailar Technologies Inc. 305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2 _____________

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT is made and dated as fully executed on this 16th day of April, 2014 (the “Execution Date”), with an effective date of March 1, 2013 (the “Effective Date”).

BETWEEN:

CRAILAR TECHNOLOGIES INC., a company incorporated pursuant to the laws of the Province of British Columbia, Canada, and having an address for delivery and notice located at 305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2 (the “Company”);

OF THE FIRST PART

AND:

TED SANDERS, businessperson, having an address for notice and delivery located at 22441 Canyon Crest Drive, Mission Viejo, California, U.S.A., 92692 (the “Executive”);

OF THE SECOND PART

(and the Company and the Executive being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

                       WHEREAS:

A.                   The Company is a reporting company incorporated under the laws of the Province of British Columbia, Canada, and has its common shares listed for trading on each of the TSX Venture Exchange and the FINRA over-the-counter bulletin board market;

B.                   The Executive has experience in and specializes in providing reporting and non-reporting companies with valuable management and development services, and the Executive is the current Chief Financial Officer of the Company;

C.                   The Company is a “green tech” company focused on providing environmentally-friendly textile, composite, biomass and pulping solutions through the cost effective process of converting industrial hemp, flax and other bast fibre crops through its patented CRAiLAR® and CRAiLEXTM technologies and, as a consequence thereof, the Company is hereby desirous of formally retaining the Executive as an employee of the Company, and the Executive is hereby desirous of accepting such position, in order to provide such related Services (as hereinafter defined) to the Company;

D.                   In accordance with the terms and conditions of a certain and underlying letter agreement, dated for reference February 22, 2013, as entered into between the Parties (collectively, the “Underlying Agreement”), the Parties thereby formalized the appointment of the Executive as the Chief Financial Officer, together with the provision for certain related management and operational services to be provided by the Executive to the Company in accordance with the terms and conditions of the Underlying Agreement;

E.                   Since the entering into of the Underlying Agreement, and as a consequence of the Executive’s valuable role within the Company, the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the Services and, correspondingly, that it is their intention by the terms and conditions of this “Senior Executive Employment Agreement” (the “Agreement”) to hereby replace, in their entirety, the Underlying Agreement, together with all such prior discussions, negotiations, understandings and agreements with respect to the Services; and

F.                   The Parties have agreed to enter into this Agreement which replaces, in its entirety, the Underlying Agreement, together with all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the within Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

                       NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES AGREE AS FOLLOWS:

PART 1
INITIAL TERM AND RENEWAL TERM

Initial Term

1.1                   The initial term of this Agreement (the “Initial Term”) is for a period of five years commencing on March 1, 2013 (the “Effective Date”), unless such employment will be terminated earlier as hereinafter provided.

Renewal Term

1.2                   Subject at all times to the provisions of Part 7 herein, this Agreement shall renew automatically if not specifically terminated in accordance with the following provisions. The Company agrees to notify the Executive in writing at least 90 calendar days prior to the end of the Initial Term of its intent not to renew this Agreement (the “Company’s Notice”). Should the Company fail to provide a Company’s Notice this Agreement shall automatically renew for an additional five-year term renewal basis after the Initial Term (each a “Renewal Term”) until otherwise specifically renewed in writing by each of the Parties for the next Renewal Term or, otherwise, terminated upon delivery by the Company of a corresponding and follow-up 90 calendar day Company’s Notice in connection with and within 90 calendar days prior to the end of any such Renewal Term. Any such Renewal Term shall be on the same terms and conditions contained herein unless modified and agreed to in writing by the Parties in advance.

PART 2
TITLE, SERVICES, REPORTING AND DUTIES

Title and Services

2.1                   Subject as otherwise herein provided, the Company hereby confirms the prior appointment of the Executive to the office of Chief Financial Officer of the Company (the “CFO”), and on and after the Effective Date the Executive will undertake and perform the duties and responsibilities normally and reasonably associated with such office and including, without limitation, those initial services being set out in Schedule “A” to this Agreement which forms a material part hereof. The Executive agrees that the Executive’s duties and responsibilities may be reasonably modified at the Company’s discretion from time to time. All services to be provided by the Executive hereunder are referred to as the “Services”.

2.2                   In this regard it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chief Executive Officer of the Company (the “CEO”), or upon the advice or instructions of such other director or officer of the Company as the CEO shall, from time to time, designate in times of the CEO’s absence, in order to initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors of the Company (the “Board of Directors”).

Conditions

2.3                   The Executive’s employment under this Agreement is conditional upon the Executive:

(a)	receiving and maintaining all required regulatory and governmental licences and approvals of various jurisdictions as may be required to act as the CFO of the Company; and

(b)

maintaining, in good standing, all required and recommended professional accreditation as may be deemed necessary by the Company, acting reasonably in consultation with the Executive, in order for the Executive to fulfill all Services under this Agreement.

Services to Subsidiaries

2.4                   The Executive will perform the Services on behalf of the Company and its subsidiaries, accordingly:

(a)	in this Agreement the term “the Company” means the Company and all of its subsidiaries;

(b)	the Executive may be appointed to the office of CFO within the Company; and

(c)	in the course of performing the Services, the Executive will be required to travel.

Reporting

2.5                   The Executive will report to the person holding the office of CEO of the Company. The Executive will report fully on the management, operations and business affairs of the Company and advise, to the best of the Executive’s ability and in accordance with reasonable business standards, on business matters that may arise from time to time.

Duties and Obligations

2.6                   The Executive acknowledges that, as a senior or executive officer of the Company, the Executive will owe a fiduciary duty to the Company.

2.7                   The Executive will also:

(a)	devote reasonably full-time effort and attention to the business and affairs of the Company;

(b)

perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s fiduciary obligations to the Company as a senior or executive officer thereof and in compliance with all the Company policies, and will carry out all lawful instructions and directions from time to time given to the Executive;

(c)	use the Executive’s best efforts to promote the interests and goodwill of the Company; and

(d)

not undertake any other business or occupation or become a director or officer, employee or agent of any other company, firm, society or person without prior written approval of the Board of Directors.

2.8                   The Executive acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Executive to the Company in connection with the Executive’s employment and the Services hereunder are intended solely for the Company’s benefit and for the Company’s uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company. In this regard the Executive covenants and agrees that the Company may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Company’s sole and absolute discretion. The Executive further covenants and agrees that no public references to the Executive or disclosure of the Executive’s role in respect of the Company may be made by the Executive without the prior written consent of the Board of Directors in each specific instance.

2.9                   The Executive warrants that the Executive shall conduct the Services and other activities in a manner which is lawful and reputable and which brings good repute to the Company, the Company’s business interests and the Executive. In particular, and in this regard, the Executive specifically warrants to provide the Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Company. In the event that the Board of Directors has a reasonable concern that the Services as conducted by the Executive are being conducted in a way contrary to law or is reasonably likely to bring disrepute to the business interests or to the Company’s or the Executive’s reputation, the Company may require that the Executive make such alterations in the Executive’s business conduct or structure, whether of management or Board representation or employee or associate representation, as the Board of Directors may reasonably require in its sole and absolute discretion.

2.10                 The Executive will comply with all Canadian, United States and foreign laws, whether federal, provincial or state, applicable to the Executive’s respective duties and obligations hereunder and, in addition, hereby represents and warrants that any information which the Executive may provide to any person or company hereunder will, to the best of the Executive’s knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

PART 3
PLACE OF EMPLOYMENT

Relocation

3.1                   The Executive will provide Services based in Portland, Oregon, U.S.A., but may, at the Executive’s sole discretion, if requested by the Company, move to any place within North America where the Company currently or may in the future conduct business, subject to section 3.2 herein.

3.2                   As a result of the Executive’s determination to move to Portland, Oregon, U.S.A., from Mission Viejo, California, U.S.A., in order to provide the Services required hereunder, the Company will pay:

(a)

all reasonable expenses, supported by original receipts, incurred by the Executive and the Executive’s spouse and any children, in moving to Portland, Oregon, U. S.A., and including, without restriction, all moving costs, real estate commissions, airfare and hotel accommodation and meals in Portland, Oregon, U. S.A., for a reasonable period after arriving in Portland, Oregon, U.S.A., and

(b)

all reasonable relocation expenses, supported by original receipts, incurred by the Executive and the Executive’s spouse and any children, in leaving Portland, Oregon, U.S.A., as a result of the termination of the Executive’s employment as hereinafter provided for any reason whatsoever except for Just Cause (as hereinafter defined) (collectively, the “Relocation Expenses”).

PART 4
COMPENSATION AND BENEFITS

Base Salary

4.1                   It is hereby acknowledged and agreed that the Executive shall render the Services as defined hereinabove during the Initial Term and during the continuance of this Agreement and shall thus be compensated from the Effective Date of this Agreement to the termination of the same by way of the payment by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine, in the Executive’s sole and absolute discretion, and advise the Company of prior to such payment, of the gross monthly fee of U.S. $18,750 (representing a gross annual fee of U.S. $225,000; the “Base Salary”). All such Base Salary will be due and payable by the Company to the Executive, or to the further order or direction of the Executive as the Executive may determine, in the Executive’s sole and absolute discretion, and advise the Company of prior to any such Base Salary payment, bi-monthly and in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as the Executive and the Company may agree, from time to time, during the continuance of this Agreement.

Increase in Base Salary

4.2                   The Company will review the Base Salary payable to the Executive from time to time during the Initial Term and during the continuance of this Agreement and may, in its sole and absolute discretion, increase the Base Salary depending on the Executive’s performance of the Services and having regard to the financial circumstances of the Company.

Bonus

4.3                   It is hereby also acknowledged that the Board of Directors may, in good faith, consider the payment of reasonable industry standard annual bonuses (each being a “Bonus”) to the Executive, from time to time, based upon the performance of the Company and upon the achievement by the Executive and/or the Company of reasonably pre-determined and mutually agreed upon management objectives to be reasonably established by the Board of Directors (after reviewing proposals with respect thereto defined by the Executive and delivered to the Board of Directors by the Executive at least 30 calendar days before the beginning of the relevant year of the Company (or within 90 calendar days following the commencement of the Company’s first calendar year commencing on the Effective Date)); and which management objectives must be mutually agreed to in advance failing which no Bonus may be payable during the ensuing year. It is expected that these management objectives will consist of both financial and subjective goals and shall be specified in writing by the Board of Directors, and a copy shall be given to the Executive, prior to the commencement of the applicable year. The payment of any such Bonus shall be payable no later than within 120 calendar days of the ensuing year after any calendar year commencing on the Effective Date.

Stock Options

4.4                   It is hereby acknowledged and agreed that the Executive has already been granted, commensurate with the Underlying Agreement and prior to the Effective Date of this Agreement, and subject to the rules and policies of the TSX Venture Exchange, all applicable securities legislation and the terms and conditions of the Company’s existing fixed share option plan (the “Option Plan”), certain incentive stock options (each a “Stock Option”) for the purchase of certain common shares of the Company (each an “Option Share”) exercisable at fair market value and vesting over a period of 12 months.

                        It is hereby acknowledged that the Stock Options already granted to the Executive prior the Execution Date of this Agreement were negotiated as between the Parties in the context of the stage of development of the Company existing prior to the Execution Date of this Agreement. Correspondingly, it is hereby acknowledged and agreed that the number of Stock Options granted by the Company to the Executive shall be reviewed and renegotiated at the request of either Party on a reasonably consistent basis during the continuance of this Agreement and, in the event that the Parties cannot agree, then the Executive will be granted annually, and as soon as reasonably possible on each anniversary date of the Effective Date hereof, an additional vesting Stock Option to acquire not less than an additional 200,000 Option Shares of the Company under the Company’s then Option Plan, exercisable at the Company’s market price at the time of grant, and vesting over a period of not less than 12 months from the date of grant in each instance. Any dispute respecting either the effectiveness or magnitude of the final number and terms hereunder shall be determined by arbitration in accordance with Part 12 herein.

Group Insurance and Health Benefits

4.5                   It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Executive shall be entitled to participate fully in each of the Company’s respective medical services plans and management and employee benefits program(s) which the Company provides, from time to time, to all senior management personnel and including, without limitation, the following benefits (collectively, the “Group Benefits”):

(a)	group health insurance;

(b)	accidental death and dismemberment insurance and including, without limitation, travel accident insurance;

(c)	group life insurance;

(d)	disability insurance;

(e)	drug coverage; and

(f)	dental coverage.

Individual Benefits

4.6                   It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Executive shall also be entitled, in addition to the Executive’s participation in the Company’s Group Benefits, to the following specific benefits owing to current position and place of employment with the Company (collectively, the “Individual Benefits”):

(a)

the payment and/or reimbursement of all reasonable and pre-approved expenses associated with the provision for not less than one, and not greater than four, round trip airfares per year by the Executive to and from Orange County, California, U.S.A., and Portland, Oregon, U.S.A.;

(b)

the payment and/or reimbursement of all reasonable and pre-approved expenses associated with the provision for one round trip airfare per year by the Executive’s immediate family members to and from Orange County, California, U.S.A., and Portland, Oregon, U.S.A.; and

(c)

the payment and/or reimbursement of all reasonable and pre-approved expenses associated with health improvement programs for maintaining a healthy, balanced lifestyle incurred by the Executive and not to exceed U.S. $1200.00 in any one calendar year without the prior written approval of the CEO of the Company.

Payment of compensation and status as a taxable employee

4.7                   It is hereby also acknowledged and agreed that the Executive will be classified as a taxable employee of the Company for all purposes, such that all compensation which is provided by the Company to the Executive under this Agreement, or otherwise, will be calculated and payable on a net basis for which all required statutory taxes will first be deducted by the Company and remitted on behalf of the Executive to all applicable taxation authorities in each instance.

PART 5
ANNUAL VACATION

Period

5.1                   The Executive will be entitled to four weeks’ paid annual vacation per calendar year (the “Vacation”) during the Initial Term and during the continuance of this Agreement, to be taken at a time or times which are approved by the CEO of the Company (such approval not to be unreasonably withheld); provided, however, taking into account the operational requirements of the Company and the need for the timely performance of the Executive’s Services; and provided, further, that such weeks shall not be taken consecutively. In this regard it is further understood hereby that the Executive’s entitlement to any such paid Vacation during any year (including the initial year) during the continuance of this Agreement will be subject, at all times, to the Executive’s entitlement to only a pro rata portion of any such paid Vacation time during any year (including the initial year) and to the effective date upon which this Agreement is terminated prior to the end of any such year for any reason whatsoever.

Unused

5.2                   Unused vacation may not be carried over after the completion of each calendar year and any unused vacation will be paid out in cash.

PART 6
EXPENSES

Reimbursement of Expenses

6.1                   The Company will reimburse the Executive for all pre-approved and reasonable travel and other out-of-pocket expenses incurred by the Executive directly related to the performance of the Services (collectively, the “Expenses”). The Executive will account for such Expenses in accordance with the policies and directions provided by the Company from time to time.

PART 7
TERMINATION

Definitions

7.1                   In this Agreement:

(a)	“Just Cause” means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law; and

(b)

“Change In Control” means either: (i) a merger or acquisition in which the Company is not the surviving entity; except for a transaction the principal purpose of which is to change the incorporating jurisdiction of the Company; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (iii) any other corporate reorganization or business combination in which 50% or more of the outstanding voting stock of the Company is transferred, or exchanged through merger, to different holders in a single transaction of the Company or in a series of related transactions.

Termination by the Company for Just Cause

7.2                   The Company may terminate the employment of the Executive under this Agreement summarily, without any notice or any payment in lieu of notice, for Just Cause.

Voluntary Termination By the Executive

7.3                   The Executive may terminate the Executive’s employment under this Agreement for any reason by providing not less than 90 calendar days’ notice in writing to the Company; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion.

Termination By the Executive for any Change In Control

7.4                   The Executive may terminate the Executive’s employment under this Agreement in connection with any Change In Control of the Company by providing not less than 90 calendar days’ notice in writing of said termination to the Company after the Change In Control has been effected; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion; and provided, further, that the Company will be entitled to carefully review and object to any said Change In Control designation by the Executive within 30 calendar days of said notice; the final determination of which, upon dispute, if any, to be determined by arbitration in accordance with Part 12 herein.

Death of the Executive

7.5                   The employment of the Executive will terminate upon the death of the Executive.

No Payments in Certain Events

7.6                   Upon the date of the termination of the employment of the Executive:

(a)	for Just Cause in accordance with section 7.2 herein; or

(b)	by the voluntary termination of employment by the Executive in accordance with section 7.3 herein;

(in each instance the “Effective Date of Termination” herein), the Executive will be entitled to compensation earned by the Executive before the Effective Date of Termination calculated pro rata up to and including the Effective Date of Termination and will not be entitled to any severance or other payments under this Agreement or otherwise.

Payments in the Event of Termination by Death

7.7                   The Company will, upon the death of the Executive during the continuance of this Agreement in accordance with section 7.5 herein (the “Effective Date of Termination” herein), provide the Executive’s estate and, if applicable, the Executive’s immediate family members, with the following:

(a)	pay to the Executive’s estate the total of:

	(i)	six months of the then Base Salary less any required statutory deductions, if any;

(ii)

that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the six-month period from the Effective Date of Termination, that the CEO of the Company determines would likely have been paid to the Executive for the six months from the Effective Date of Termination; such determination to be made fairly and reasonably and taking into account all relevant circumstances;

(iii)

the present value, as determined by the Company, acting reasonably, of each of the then Individual Benefits described under section 4.6 herein that would have been enjoyed by the Executive during the next six months from the Effective Date of Termination assuming the Executive’s employment was not terminated and assuming the then current level of Individual Benefits were continued for that six months;

(iv)	any outstanding Vacation pay as at the Effective Date of Termination; and

(v)	any outstanding Expenses as at the Effective Date of Termination; and

(b)

subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive’s estate to then exercise any unexercised and fully vested portion of the Stock Options on the Effective Date of Termination at any time during 12 months from the Effective Date of Termination.

Payments in the Event of Non-Renewal or in the Event of Termination Without Just Cause

7.8                   The Company will, if it either (i) does not renew this Agreement after the Initial Term or any Renewal Term by providing a Company’s Notice in accordance with section 1.2 herein or (ii) terminates the employment of the Executive other than for Just Cause or by death in accordance with sections 7.2 and 7.5 herein (in such instance on the “Effective Date of Termination” herein), provide the Executive with the following:

(a)	pay to the Executive the total of:

	(i)	24 months of the then Base Salary less any required statutory deductions, if any;

(ii)

that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the six-month period from the Effective Date of Termination, that the CEO of the Company determines would likely have been paid to the Executive for the six months from the Effective Date of Termination; such determination to be made fairly and reasonably and taking into account all relevant circumstances;

(iii)

the present value, as determined by the Company, acting reasonably, of each of the then Individual Benefits described under section 4.6 herein that would have been enjoyed by the Executive during the next 12 months from the Effective Date of Termination assuming the Executive’s employment was not terminated and assuming the then current level of Individual Benefits were continued for that 12 months;

	(iv)	any outstanding Vacation pay as at the Effective Date of Termination; and

	(v)	any outstanding Expenses as at the Effective Date of Termination;

(b)	maintain the Executive’s then Group Benefits for a period of one year from the Effective Date of Termination;

(c)

pay all reasonable Relocation Expenses, supported by original receipts, incurred by the Executive and the Executive’s spouse and any children, in leaving Portland, Oregon, U.S.A., as a result of the termination of the Executive’s employment herein for a period of three months from the Effective Date of Termination; and

(d)

subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 12 months from the Effective Date of Termination.

Payments in the Event of Termination upon a Change In Control

7.9                   The Company will, if the Executive terminates the Executive’s employment as a consequence of a Change In Control of the Company (in such instance on the “Effective Date of Termination” herein):

(a)	pay the total of:

	(i)	24 months of the then Base Salary less any required statutory deductions, if any;

(ii)

that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the six-month period from the Effective Date of Termination, that the CEO of the Company determines would likely have been paid to the Executive for the six months from the Effective Date of Termination; such determination to be made fairly and reasonably and taking into account all relevant circumstances;

(iii)

the present value, as determined by the Company, acting reasonably, of each of the then Individual Benefits described under section 4.6 herein that would have been enjoyed by the Executive during the next six months from the Effective Date of Termination assuming the Executive’s employment was not terminated and assuming the then current level of Individual Benefits were continued for that six months;

	(iv)	any outstanding Vacation pay as at the Effective Date of Termination; and

	(v)	any outstanding Expenses as at the Effective Date of Termination;

(b)	maintain the Executive’s then Group Benefits for a period of one year from the Effective Date of Termination;

(c)

pay all reasonable Relocation Expenses, supported by original receipts, incurred by the Executive and the Executive’s spouse and any children, in leaving Portland, Oregon, U.S.A., as a result of the termination of the Executive’s employment herein for a period of three months from the Effective Date of Termination; and

(d)

subject to the Company’s then Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of the Stock Option on the Effective Date of Termination at any time during 12 months from the Effective Date of Termination.

Executive to Provide Release

7.10                 Subject to the Company’s making the payment and maintaining the Group Benefits and Individual Benefits as provided in sections 7.7, 7.8 and 7.9 herein, the Executive will execute and deliver to the Company a full and final release of the Company, in the form provided by the Company, in respect of the Executive’s employment under this Agreement and otherwise.

Manner of Payment

7.11                 The Company may, in its sole and absolute discretion, pay the amounts referred to in sections 7.7, 7.8 and 7.9 herein either in a manner consistent with the general payroll practice of the Company over the course of the relevant time period or in a lump sum payment within seven business days after receipt by the Company of the executed full and final release referred to in section 7.9 herein.

Return of Materials

7.12                 All documents and materials in any form or medium and including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories and again including, but not being limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive, will at all times remain the property of the Company and, on termination of the Executive’s employment for any reason, the Executive will promptly deliver to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive, and will not reproduce or copy any such property or other property of the Company.

PART 8
CONFIDENTIALITY

Confidential Information

8.1                   The Executive acknowledges that:

(a)

the Executive may, during the course of employment with the Company, acquire information which is confidential in nature or of great value to the Company and its subsidiaries including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (collectively, the “Confidential Information”); the disclosure of any of which to competitors, customers, clients or suppliers of the Company, unauthorized personnel of the Company or to third parties would be highly detrimental to the best interests of the Company; and

(b)	the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill, constitute proprietary rights which the Company is entitled to protect.

8.2                   The Executive will, while employed with the Company and at all times thereafter:

(a)	hold all Confidential Information that the Executive receives in trust for the sole benefit of the Company and in strictest confidence;

(b)

protect all Confidential Information from disclosure and will not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and will take all lawful action necessary to prevent any Confidential Information from losing its status as Confidential Information; and

(c)

neither, except as required in the course of performing duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any unauthorized personnel of the Company or to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

8.3                   The restrictions on the Executive’s use or disclosure of all Company Information, as set forth in this Part 8, shall continue following the expiration or termination of the Executive’s employment with the Company regardless of the reasons for or manner of such termination.

8.4                   Notwithstanding section 8.2 herein, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement. The Executive will co-operate fully with the Company at the expense of the Company in seeking any such protective order.

PART 9
NON-COMPETITION AND NON-SOLICITATION

Non-Competition and Payments for Enforcement by the Company during Standstill Period

9.1                   The Executive acknowledges that the Executive’s Services under this Agreement are of special, unique and extraordinary character which give the Executive value to the Company; the loss of which cannot adequately be compensated in damages or by an action at law. In addition to, and not in limitation of any other restrictive covenant which may be binding on the Executive, the Executive shall not anywhere in North America and Europe, for a period of one year after the termination of this Agreement (the “Standstill Period” herein) for any reason in any manner whatsoever:

(a)	carry on, engage in, or be concerned with or interested in; or

(b)	permit the Executive’s name or any part thereof to in any manner whatsoever to be used or connected with any business that is, or any interest in any business that is;

in direct competition with the business of the Company or any of its subsidiaries. 9.2 The Executive agrees that:

(a)	all restrictions contained in section 9.1 herein are reasonable and valid in the circumstances and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive;

(b)

the remedy available to the Company at law for any breach by him of section 9.1 herein will be inadequate and that the Company, on any application to a Court, shall be entitled to temporary and permanent injunctive relief against the Executive without the necessity of proving actual damage to the Company; and

(c)

if the foregoing covenant is found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the covenant, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration.

9.3                   Should this Agreement be terminated for any reason (in such instance on the “Effective Date of Termination” herein) and should the Executive, during the one year Standstill Period from the Effective Date of Termination, secure a bona fide employment or consulting position outside of the Company (which the Executive evidences in writing to the Company; the “Other Position”) which may in any manner infringe the restrictions contained in section 9.1 herein, and should the Company, acting reasonably, not release the Executive from the restrictions contained in sections 9.1 and 9.2 herein in taking such Other Position, then, during the Standstill Period, and in order to compensate the Executive for not being in a position to accept the Other Position, the Company will, during the Standstill Period:

(a)	continue to pay the Executive the Executive’s then Base Salary; and

(b)	continue to maintain the Executive’s then Group Benefits.

Non-Solicitation

9.4                   The Executive hereby agrees that the Executive will not, during the period commencing on the Effective Date hereof and ending one year following the termination or expiration of this Agreement for any reason, be a party to or abet any solicitation of customers, clients, referral services, consultants or suppliers of the Company or any of its subsidiaries, to transfer business from the Company or any of its subsidiaries to any other person, or seek in any way to persuade or entice any employee of the Company or any of its subsidiaries to leave that employment or to be a party to or abet any such action.

PART 10
OWNERSHIP OF INTELLECTUAL PROPERTY

Definitions

10.1                 In this Agreement, “Inventions” means, collectively, all:

(a)

discoveries, inventions, ideas, suggestions, reports, documents, designs, technology, methodologies, compilations, concepts, procedures, processes, products, protocols, treatments, methods, tests, improvements, work product and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), and

(b)	each and every part of the foregoing;

that are conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others or, in any way, relate to the present or proposed programs, services, products or business of the Company, or to tasks assigned to the Executive in connection with the Executive’s duties or in connection with any research or development carried on or planned by the Company, whether or not such Inventions are conceived, developed, reduced to practice or otherwise made during the Executive’s employment or during regular working hours and whether or not the Executive is specifically instructed to conceive, develop, reduce to practice or otherwise make same.

Exclusive Property

10.2                 The Executive agrees that all Inventions, and any and all services and products which embody, emulate or employ any such Invention, shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks, reproduction rights and all other proprietary title, rights and interest in and to each such Invention, whether or not registrable (collectively, the “Intellectual Property Rights”), shall belong exclusively to the Company.

Work for Hire

10.3                 For purposes of all applicable copyright laws to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it shall be considered a work made for hire and the Company shall be considered the author thereof.

Disclosure

10.4                 The Executive will promptly disclose to the Company, or any persons designated by it, all Inventions and all such services or products.

Assignment

10.5                 The Executive hereby assigns and further agrees to, from time to time as such Inventions arise, assign to the Company or its nominee (or their respective successors or assigns) all of the Executive’s right, title and interest in and to the Inventions and the Intellectual Property Rights without further payment by the Company.

Moral Rights

10.6                 The Executive hereby waives and further agrees to, from time to time as such Inventions arise, waive for the benefit of the Company and its successors or assigns all the Executive‘s moral rights in respect of the Inventions.

Further Assistance

10.7                 The Executive agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and, from time to time, enforce the Intellectual Property Rights and to the Inventions in any and all countries, and to that end will execute all documents for use in applying for, obtaining and enforcing the Intellectual Property Rights in and to such Inventions as the Company may desire, together with any assignments of such Inventions to the Company or persons designated by it. The Executive’s obligation to assist the Company in obtaining and enforcing such Intellectual Property Rights in any and all countries shall continue beyond the termination of this Agreement.

Representations and Warranties

10.8                 The Executive hereby represents and warrants that the Executive is subject to no contractual or other restriction or obligation that will in any manner limit the Executive’s obligations under this Agreement or activities on behalf of the Company. The Executive hereby represents and warrants to the Company that the Executive has no continuing obligations to any person (a) with respect to any previous invention, discovery or other item of intellectual property or (b) that requires the Executive not to disclose the same.

PART 11
INDEMNIFICATION AND LEGAL PROCEEDINGS

Indemnification

11.1                 The Parties hereby each agree to indemnify and save harmless the other Party and including, where applicable, the other Party’s respective subsidiaries and affiliates and each of their respective directors, officers, associates, affiliates and agents (each such party being an “Indemnified Party”), harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and including, without limitation, any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement.

No indemnification

11.2                 This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of wilful misconduct.

Claim of indemnification

11.3                 The Parties agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

Notice of claim

11.4                 In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties (said Party then being the “Indemnitee”), the Indemnified Party will give both Parties prompt written notice of any such action of which the Indemnified Party has knowledge and the Indemnitee will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the Indemnitee and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Indemnitee of the Indemnitee‘s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitee of substantive rights or defenses.

Settlement

11.5                 No admission of liability and no settlement of any action shall be made without the consent of each of the Parties and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

Legal Proceedings

11.6                 Notwithstanding that the Indemnitee will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the Indemnitee;

(b)	the Indemnitee has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)

the named parties to any such action include that any Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between any Party and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party.

Contribution

11.7                 If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the Indemnitee shall contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnitee and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Indemnitee shall in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

PART 12
ARBITRATION

Matters for arbitration

12.1                 Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Notice

12.2                 It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five business days’ prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five business days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. Except for matters of indemnity or in the case of urgency to prevent material harm to a substantive right or asset, the Parties agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof. This provision shall not prejudice a Party from seeking a Court order or assistance to garnish or secure sums or to seek summary remedy for such matters as counsel may consider amenable to summary proceedings.

Appointments

12.3                 The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five business days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within five business days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five business days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed in accordance with the provisions of the British Columbia International Commercial Arbitration Act (the “Arbitration Act”). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place for the purpose of hearing the evidence and representations of the Parties, and the chairperson shall preside over the arbitration and determine all questions of procedure not provided for by the Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

Award

12.4                 The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

PART 13
OTHER PROVISIONS

Waivers and Amendments

13.1                 This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the Parties. Failure or delay by either Party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

No Representation or Claims

13.2                 The Executive agrees that the Executive has not been induced to enter into this Agreement by reason of any statement, representation, understanding or promise not expressly set out in this Agreement. The Executive has no claim against the Company arising from any Services provided by the Executive to the Company in any capacity prior to the effective date of this Agreement.

Governing Law

13.3                 The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable thereto.

Notices

13.4                 Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement will be in writing and will be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)	if to the Company:
Crailar Technologies Inc.
305 - 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2
	Attention:	Ken Barker, CEO
	Phone:	(250) 658-8582
	Fax:	(250) 658-8586
	Email:	ken.barker@crailar.com

with a copy to counsel for the Company:
McMillan LLP
Suite 1500, 1055 West Georgia Street, Vancouver, British Columbia, Canada,
V6E 4N7
	Attention:	Thomas J. Deutsch
	Phone:	(604) 691-7445
	Fax:	(604) 893-2679
	Email:	thomas.deutsch@mcmillan.ca; and

(b)	if to the Executive:
Ted Sanders
22441 Canyon Crest Drive, Mission Viejo, California, U.S.A., 92692
	Phone:	(949) 466-6050
	Email:	tedsandersjr@yahoo.com;

or to such other address as the Party to whom such notice is to be given will have last notified the Party giving the same in the manner provided in this section. Any notice so delivered will be deemed to have been given and received on the day it is so delivered at such address; provided that such day is not a Business Day (as herein defined) then the notice will be deemed to have been given and received on the Business Day next following the day it is so delivered. Any notice so transmitted by facsimile transmission or other form of recorded communication will be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a Business Day then the notice will be deemed to have been given and received on the Business Day next following such day. “Business Day” means any day that is not a Saturday, Sunday or civic or statutory holiday in the Province of British Columbia, Canada.

Assignment

13.5                 The Executive may not assign this Agreement or any right or obligation under it.

Severability

13.6                 If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. The Parties agree to negotiate in good faith to agree to a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

Independent Legal Advice

13.7                 The Executive acknowledges that the Company has recommended that the Executive obtain independent legal advice with respect to this Agreement, and that the Executive has had a reasonable opportunity to do so prior to executing this Agreement.

Force Majeure

13.8                 If either Party is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay. A Party shall within three calendar days give notice to the other Party of each event of force majeure under this section, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Time of the essence

13.9                 Time will be of the essence of this Agreement.

Enurement

13.10            This Agreement will enure to the benefit of and will be binding upon the Parties and their respective heirs, executors, administrators and assigns.

Further assurances

13.11            The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

No partnership or agency

13.12            The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

Personal Information

13.13            The Executive acknowledges that the Company is obligated to comply with the British Columbia Personal Information Protection Act and with any other applicable legislation governing the collection, use, storage and disclosure of personal information. The Executive agrees to comply with all Company personal information protection policies and with other policies, controls and practices as they may exist, from time to time, in ensuring that the Executive and the Company engage only in lawful collection, storage, use and disclosure of personal information.

Captions

13.14            The headings, captions, Part, section and subsection numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

Counterparts

13.15            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                    IN WITNESS WHEREOF the Parties have hereunto set their respective hands and seals as at the Execution Date as hereinabove determined.

The COMMON SEAL of	)
CRAILAR TECHNOLOGIES INC.,	)
the Company herein, was hereunto affixed	)
in the presence of:	)	(C/S)
)
)
/s/ Kenneth C. Barker	)
Authorized Signatory	)

SIGNED, SEALED and DELIVERED by	)
TED SANDERS,	)
the Executive herein, in the presence of:	)
)
)
/s/ Jade Barker	)
Witness Signature	)	/s/ Ted Sanders
	)	TED SANDERS
2364 NW Overton St., Portland OR	)
Witness Address	)
)
Jade Barker, Office Manager	)
Witness Name and Occupation	)

____________________

Schedule A

                    This is Schedule “A” to that certain Senior Executive Employment Agreement as entered into between Crailar Technologies Inc. (as the Company) and Ted Sanders (as the Executive).

Initial Services

                    Without in any manner limiting the generality of the initial Services to be provided by the Executive as set forth in Part 2 of the Agreement hereinabove, it is hereby also acknowledged and agreed that the Executive will provide the following specific Services to the Company, or to any of the Company’s respective subsidiaries, as the case may be, and as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion, and in conjunction with the development and maintenance of the Company’s various business interests subject, at all times, to the direction of the Board of Directors:

(a)	undertake and perform the duties and responsibilities normally and reasonably associated with the office of CFO of a reporting company;

(b)	maintain all required regulatory and governmental licences and approvals of various jurisdictions as may be required to act as the CFO of the Company;

(c)

maintain, in good standing, all required and recommended professional accreditation as may be deemed necessary by the Company, acting reasonably in consultation with the Executive, in order for the Executive to fulfill all Services under the Agreement;

(d)	devote reasonably full-time effort and attention to the business and affairs of the Company;

(e)

perform the Services in a competent and efficient manner and in a manner consistent with the Executive’s fiduciary obligations to the Company as a senior or executive officer thereof and in compliance with all the Company policies, carry out all lawful instructions and directions from time to time given to the Executive and use the Executive’s best efforts to promote the interests and goodwill of the Company;

(f)

initiation, coordination, implementation and management of all aspects of any program or project in connection with the financial development and maintenance of the Company’s various business interests;

(g)

assistance in the organization and preparation of any and all business plans, technical reports, news releases and special shareholder or investment reports for the Company, or for any of the Company’s respective subsidiaries, as the case may be and as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion, and in connection with the development and maintenance of the Company’s various business interests;

(h)

liaison with and the setting up of all corporate alliances and regulatory associations for the Company, or for any of the Company’s respective subsidiaries, as the case may be and as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion, and in connection with the financial development and maintenance of the Company’s various business interests;

(i)

assistance in the negotiation and structuring of any proposed transaction which will maximize the Company’s interests in each subject transaction together with the presentation of a written summary of said structure; and

(j)

assistance in all other matters and services in connection with the development and maintenance of the Company’s various business interests as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion.

                         In this regard it is hereby acknowledged and agreed that the Executive shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the CEO of the Company, or upon the advice or instructions of such other director or officer of the Company as the CEO shall, from time to time, designate in times of the CEO’s absence, in order to initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.

__________